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[Blackstone Logo]

                                    CONECTIV

                           OFFER TO PURCHASE FOR CASH
                  UP TO 14,000,000 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                  AT A PURCHASE PRICE NOT GREATER THAN $25.50
                         NOR LESS THAN $23.50 PER SHARE

             THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
                 EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
            ON TUESDAY, JUNE 8, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                    May 11, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     In our capacity as Dealer Manager, we are enclosing the material listed below relating to the offer of Conectiv, a Delaware corporation (the "Company"), to purchase up to 14,000,000 shares of its Common Stock, par value $0.01 per share (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 23, 1998 (the "Rights Agreement"), between the Company and Conectiv Resource Partners, Inc., as the Rights Agent), at a price not greater than $25.50 nor less than $23.50 per Share, net to the seller in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 11, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single price (not greater than $25.50 nor less than $23.50 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 14,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) at a price not greater than $25.50 nor less than $23.50 per Share. All Shares validly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions described in the Offer to Purchase. See Section 1 of the Offer to Purchase.

     Although the Company is not offering to purchase shares of Class A Common Stock ("Class A Common Stock"), as a result of the Offer, holders of Class A Common Stock may elect, in accordance with the terms of the Restated Certificate of Incorporation of the Company and the Rights Agreement, to convert each share of Class A Common Stock (and associated preferred stock purchase rights issued pursuant to the Rights Agreement) into 1.59997 Shares (and 1.59997 associated Rights) and to tender such Shares (and associated Rights) pursuant to the Offer; provided, however, that any such election and conversion will be effective only with respect to such Shares (and associated Rights) as are actually accepted for purchase by the Company pursuant to the Offer.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6 OF THE OFFER TO PURCHASE.
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     We are asking you to contact your clients for whom you hold Shares or shares of Class A Common Stock registered in your name (or in the name of your nominee) or who hold Shares or shares of Class A Common Stock registered in their own names. Please bring the Offer to their attention as promptly as possible. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

     For your information and for forwarding to your clients, we are enclosing the following documents:

     1.  The Offer to Purchase.

     2. A letter to stockholders of the Company from the Chairman of the Board, President and Chief Executive Officer of the Company.

     3. The Letter of Transmittal for your use and for the information of your clients.

     4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares, including Shares issuable upon conversion of shares of Class A Common Stock, and all other required documents cannot be delivered to the Depositary by the Expiration Date (each as defined in the Offer to Purchase).

     5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines for Certification for Taxpayer Identification Number on Substitute Form W-9.

     7.  A return envelope addressed to The Bank of New York, the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 8, 1999, UNLESS THE OFFER IS EXTENDED.

     The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager and the Information Agent). The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their clients. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 8 of the Letter of Transmittal.

     In order to take advantage of the Offer, a stockholder must complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee or, in the case of book-entry transfer, deliver an Agent's Message (as defined in the Offer to Purchase), and any other required documents to the Depositary, and either mail or deliver the stock certificates for such Shares or, in the case of Shares issuable upon conversion of shares of Class A Common Stock, the certificates for such shares of Class A Common Stock to the Depositary (with all such other documents) or tender such Shares pursuant to the procedures for book-entry transfer or procedures applicable to Direct Registration Shares, in each case, as set forth in Section 3 of the Offer to Purchase.

     As described in Section 3 of the Offer to Purchase, tenders of Shares, including Shares issuable upon conversion of shares of Class A Common Stock, may be made without the concurrent deposit of certificates for Shares or shares of Class A Common Stock or concurrent compliance with the procedure for book-entry transfer if all of the following conditions are satisfied: (1) such tender is made by or through an Eligible Institution (as defined in the Offer to Purchase); (2) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided herewith (indicating the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and (3) the certificates for all tendered Shares, including Shares issuable upon the conversion of Shares of Class A Common Stock, as the case may be, in proper form for transfer (or Book Entry Confirmation (as defined in the Offer to Purchase)), together with a properly completed and duly executed Letter of Transmittal (or manually signed copy thereof) and any required
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signature guarantees, or an Agent's Message with a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third New York Stock Exchange trading day after the date the Depositary receives such Notice of Guaranteed Delivery.

     Any questions or requests for assistance or additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                         Very truly yours,

                                         The Blackstone Group L.P.
                                         (800) 275-5008 (Toll Free)

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER EXCEPT THE STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL.

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